    As Filed with the Securities and Exchange Commission on August 1, 1995.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          FIRST MIDWEST BANCORP, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                              36-3161078
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                           Identification No.)


  300 Park Boulevard, Suite 405, Itasca, Illinois 60143-0459, (708) 875-7450
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Donald J. Swistowicz
                           Executive Vice President
                          First Midwest Bancorp, Inc.
          300 Park Boulevard, Suite 405, Itasca, Illinois 60143-0459
                                (708) 875-7450
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                 Proposed        Proposed
                                Amount           maximum         maximum          Amount of
Title of each class of          to be         offering price    aggregate        registration
securities to be registered   registered        per share*    offering price          fee
-----------------------------------------------------------------------------------------------
Common Stock, no par value    125,000 shares     $27.00        $3,375,000           $1,165
===============================================================================================

     * Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices of the Common Stock on the NASDAQ National Market System as quoted by the Wall Street Journal on July 27, 1995. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
                      There are  25 pages in this filing.

                     Exhibit Index is located on page 19.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to Completion, dated August 1, 1995



PROSPECTUS ____________, 1995



                          FIRST MIDWEST BANCORP, INC.

                                125,000 SHARES

                                 COMMON STOCK
                                (NO PAR VALUE)



First Midwest Bancorp, Inc. ("First Midwest" or the "Company"), a Delaware corporation and a bank holding company, offers hereby to sell to institutional and accredited investor clients of licensed broker/dealers a minimum of 75,000 shares, up to a maximum of 125,000 shares, of its no par value Common Stock ("Common Stock"), which is the only class of common stock currently authorized by the Company's Certificate of Incorporation. All of the shares being offered hereby are being sold by the Company. The Common Stock is quoted on the NASDAQ National Market System under the symbol "FMBI". On July 27, 1995 the last sale price of the Common Stock as reported on the NASDAQ National Market System was $27.00 per share. See "Price Range of Common Stock."

SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

================================================================================
                                 Price to       Distribution      Proceeds to
                                  Public          Expenses*         Company

Per Share.................      $    27.00         $   .28         $    26.72
Total.....................      $3,375,000         $35,300         $3,339,700
================================================================================

* Includes distribution expenses to be paid to broker/dealers.

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. The summary is not complete and is qualified in its entirety by more detailed information contained elsewhere in this Prospectus and particularly in specific sections referred to below. Prospective purchasers of the shares of Common Stock offered hereby should carefully consider, among other things, the information set forth under the heading "Investment Considerations".

                                  THE COMPANY

  The Company is a Delaware corporation that was incorporated in 1982 for the purpose of becoming a multi-bank holding company. The subsidiaries ("Affiliates") of the Company include a commercial bank that is a national banking association, four nonbank Affiliates that offer trust, investment advisory, credit life insurance and mortgage banking related services in the same markets served by the bank and four inactive Illinois state-chartered banks. The Company, headquartered in the Chicago suburb of Itasca, Illinois, is Illinois' third largest publicly traded bank holding company with assets of approximately $2.9 billion at March 31, 1995.

  The Company's national bank affiliate, First Midwest Bank, National Association (the "Bank"), is engaged in the general commercial banking business which embraces all the usual functions of commercial and savings banking, including: accepting deposits; commercial and industrial, direct and indirect consumer lending; collections; safe deposit box operations; and other banking services tailored for both retail and commercial clients. The Bank operates 45 banking offices in northern Illinois with approximately 80% of its banking assets located in the suburban metropolitan Chicago area. Another approximate 13% of the Bank's assets are located in the "Quad-Cities" area of Western Illinois which includes the Illinois cities of Moline and Rock Island and the Iowa cities of Davenport and Bettendorf. The remaining assets of the Bank are located in the southeastern region of the state in Danville, Illinois. In each of the seven counties in which the Bank operates, it ranks among the top three banking or thrift institutions in market share of deposits.

  First Midwest Trust Company, N.A. (the "Trust Company") provides trust and administrative services to its clients, acting as executor, administrator, trustee, agent, and in various other fiduciary capacities. As of March 31, 1995, the Trust Company had approximately $1.2 billion in trust assets under management, comprised of accounts ranging from small personal investment portfolios to large corporate employee benefit plans.

  First Midwest Asset Management Company (the "Asset Management Company") provides investment advisory services to the Trust Company.

  First Midwest Insurance Company operates as a reinsurer of credit life, accident and health insurance sold through the Bank, primarily in conjunction with its consumer lending operations.

  First Midwest Mortgage Company (the "Mortgage Company") performs centralized residential real estate mortgage loan origination, sales and servicing operations previously conducted on a disparate basis by various offices of the Bank.

  The Company's office is located at 300 Park Boulevard, Suite 405, Itasca, Illinois, 60143-0459, and its telephone number is (708) 875-7450.

                              PENDING ACQUISITIONS

  The Company has entered into a definitive agreement to acquire CF Bancorp, Inc. ("CF"). CF is the holding company of Citizens Federal Savings Bank, F.S.B. ("Citizens Federal") which is headquartered in Davenport, Iowa with additional offices in Davenport and Bettendorf, Iowa. Citizens Federal had total assets of approximately $225 million as of March 31, 1995.

  Pursuant to the acquisition, to be accounted for as a pooling of interests, CF stockholders will receive 1.4545 shares of the Company's common stock for each share of CF common stock in a tax-free exchange. Based on the current market price of the Company's stock the transaction value of the acquisition approximates $36.0 million. See "Recent Developments" located on Page 9 of this Prospectus for additional information with respect to such acquisition.

                                  THE OFFERING

Common Stock offered by the Company ............................. 125,000 shares
Common Stock outstanding after the offering ............. 12,398,766/(1)/ shares
Use of Proceeds ..................................... General corporate purposes
NASDAQ National Market System Symbol ...................................... FMBI

---------------

(1) Excludes 420,307 shares of Common Stock issuable upon the exercise of vested stock options outstanding under the Company's Stock Option Plan at July 27, 1995 and 1,333,000 shares of Common Stock issuable upon the consummation of the acquisition of CF.

                     Selected Consolidated Financial Data
             (dollar amounts in thousands, except per share data)


The following table sets forth selected financial data of the Company and its subsidiaries on a consolidated basis for the periods indicated:


                                     Quarters
                                  ended March 31,                           Years ended December 31,
                              -----------------------   -----------------------------------------------------------------
                                 1995         1994         1994           1993          1992         1991         1990
                              ----------   ----------   ----------     ----------    ----------   ----------   ----------
Operating Results

Interest income............   $   54,072   $   42,917   $  190,478     $  169,925    $  174,222   $  207,048   $  205,456
Interest expense...........       26,540       17,046       82,841         66,233        77,627      113,777      120,575
Net interest income........       27,532       25,871      107,637        103,692        96,595       93,271       84,881
Provision for loan losses..        1,632        1,512        8,486         11,432        15,452       15,492        8,480
Noninterest income.........        5,939        7,514       26,427         29,164        30,880       24,023       19,525
Noninterest expense........       22,546       22,947       89,532         90,032        86,562       78,225       65,253
Restructure charge.........           -            -         3,900             -             -            -            -
Income tax expense.........        3,314        3,411       11,778         10,608         7,553        5,770        8,069
Net income.................   $    5,979   $    5,515   $   20,368 (1) $   20,784    $   17,908   $   17,807   $   22,604
=========================================================================================================================

Per Share Data

Net income.................   $     0.49   $     0.45   $     1.67 (1) $     1.68    $     1.43   $     1.42   $     1.80
Cash dividends declared....         0.19         0.17         0.68           0.60          0.52         0.52         0.52
Book value at period end...        16.41        16.27        15.26          16.37         15.15        14.23        13.25
Book value at period end,
as adjusted................        17.28 (2)    16.27 (2)    16.96 (2)      16.01 (2)     15.15        14.23        13.25
Market value at period end.        24.25        26.00        24.00          25.25         19.50        16.25        14.50
=========================================================================================================================

Performance Ratios

Return on average equity...        12.61%       11.18%       10.61%(3)      10.78%         9.78%       10.32%       14.25%
Return on average assets...         0.85%        0.85%        0.74%(3)       0.84%         0.78%        0.76%        1.03%
Net interest margin - tax
equivalent.................         4.26%        4.34%        4.24%          4.62%         4.71%        4.44%        4.39%
=========================================================================================================================

                                     March 31,                                     December 31,
                              -----------------------   -----------------------------------------------------------------
                                 1995         1994         1994           1993          1992         1991         1990
                              ----------   ----------   ----------     ----------    ----------   ----------   ----------
Balance Sheet Highlights

Total assets...............   $2,883,815   $2,678,092   $2,875,101     $2,687,317    $2,297,220   $2,311,402   $2,368,306
Loans......................    1,816,532    1,608,744    1,785,200      1,589,326     1,457,242    1,391,012    1,370,880
Deposits...................    1,979,294    1,882,930    1,994,408      1,933,996     1,882,368    1,865,374    1,937,450
Stockholders' equity.......      200,494      198,065      186,115        199,947       188,799      178,316      166,174
=========================================================================================================================

(1) Includes $3,900 pretax restructure charge, or $2,379 ($.20 per share) after tax.

(2) Excludes the after-tax unrealized net appreciation/depreciation on securities available for sale existent as of the end of the period indicated.

(3) Excluding the after-tax effect of the restructure charge of $2,379, return on average equity and return on average assets would have been 11.85% and .82%, respectively.

                           INVESTMENT CONSIDERATIONS

  Prospective purchasers should consider carefully the following factors associated with the ownership of the Common Stock together with the other information contained in this Prospectus.

  COMPETITION. Illinois, and more specifically the metropolitan Chicago area, is a highly competitive market for banking and related financial services.
Since this area is the Company's focus market, the Bank and Mortgage Company are exposed to varying types and levels of competition from associated industries. In general, however, the Bank and Mortgage Company compete with other banking institutions, savings and loan associations, personal loan and finance companies, and credit unions within each market area. The Trust and Asset Management Companies compete with retail and discount stock brokers, investment advisors, mutual funds, insurance companies, and to a lesser extent, financial institutions. Factors influencing the type of competition experienced by the Trust and Asset Management Companies generally involve the variety of products and services that can be offered to clients. Satisfying the needs of the client, in terms of providing quality services and tailored products at competitive prices, primarily dictates the competitive advantage within the industry.

  LOAN PORTFOLIO RISKS. Inherent in the Company's banking operations are risks associated with the loan portfolio, including credit, interest rate, prepayment and liquidity risk. The Company manages such risks through adherence to policies and procedures designed to control and/or limit risk, such as underwriting and asset/liability policies and procedures. Further, loan loss reserve policies provide Management with recommended levels of loan reserves, mitigating the financial statement impact of unforeseen future losses on loans. Overall loan portfolio risk inherent in the Company is not believed by Management to be in excess of risks exposed to others in the same or similar industry.

  IMPACT OF INTEREST RATE CHANGES. Interest rate risk is an inherent part of the banking business as financial intermediaries gather deposits and borrow other funds to finance earning assets. Risk results when either contractual relationships or prevailing market conditions cause rates paid on deposits and other borrowings to reprice on a basis which does not coincide with the repricing events affecting yields on earning assets. If more assets than liabilities reprice in a given time period, the balance sheet is considered asset-sensitive. In a rising interest rate environment, this position would generally result in favorable growth in net interest income, and in a declining interest rate environment, net interest income would be adversely affected. Conversely, if more liabilities than assets reprice, the balance sheet is considered liability-sensitive. In a rising rate environment, this position would generally result in an adverse effect on net interest income, and in a declining interest rate environment the effect would be favorable.

  ECONOMIC CONDITIONS AND MONETARY POLICIES. Conditions beyond Management's control may have a significant impact on changes in net interest income from one period to another. Examples of such conditions could include: (a) the strength of credit demands by customers; (b) fiscal and debt management policies of the federal government, including changes in tax laws; (c) the Federal Reserve Board's monetary policy, including the percentage of deposits that must be held in the form of non-earning cash reserves; (d) the introduction and growth of new investment instruments and transaction accounts by non-bank financial competitors; and (e) changes in rules and regulations governing payment of interest on deposit accounts.

  GOVERNMENT REGULATION. The Company and its Affiliates are subject to regulation and supervision by various governmental regulatory authorities including, but not limited to, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation (the "FDIC"), the Illinois Commissioner of Banks and Trust Companies, the Arizona Department of Insurance, the Internal Revenue Service and state taxing authorities. Financial institutions and their holding companies are extensively regulated under federal and state law.

  Federal and state laws and regulations generally applicable to financial institutions, such as the Company and the Affiliates, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. This supervision and regulation is intended primarily for the protection of the FDIC's bank insurance fund and depositors of a financial institution. Consequently, laws and regulations may impose limitations on the Company that may not be in the best interests of the Company and its stockholders. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

  FDIC INSURANCE PREMIUMS. The savings deposits of the Company and CF are insured up to $100,000 per insured member (as defined by law and regulation) by the FDIC with such insurance backed by the full faith and credit of the United States government. The Company's deposits are dominantly insured by the Bank Insurance Fund ("BIF") while CF's deposits are insured by the Savings Association Insurance Fund ("SAIF"), both of which are administered by the FDIC.

  As insurer, the FDIC assesses deposit insurance premiums and is authorized to conduct examinations of, and require reporting by, FDIC-insured institutions. Deposit insurance premiums are based upon risk classifications that are determined by the insured institution's capital ratios and the result of such institution's supervisory examinations. Institutions assigned higher risk classifications pay deposit insurance premiums at a higher rate than the institutions assigned lower risk classifications.

  The Company and CF are currently assessed an annual deposit insurance premium at a rate of $.23 per $100 of insured deposits, which is the lowest insurance rate imposed by the FDIC.

  The BIF is believed to have reached its legally required maximum funding level during the second quarter of 1995 and, if the FDIC confirms that such level has been achieved, the agency is allowed to lower the deposit insurance premium on BIF-insured deposits to an average of $.045 per $100 of deposits.

  The SAIF, however, is currently undercapitalized. Federal banking regulators and lawmakers are believed to be near an agreement on a plan to bolster the SAIF by the assessment of a special, one-time charge on SAIF-insured deposits of approximately .85% of such deposits. The assessment of such a charge is believed to be sufficient to recapitalize the SAIF and, at least initially, allow future SAIF-insured deposit premiums to be lowered to the same average premium applicable to BIF. Furthermore, after the special assessment is charged, federal banking regulators and law makers are believed to favor the merging of the BIF and SAIF Funds. Congressional hearings on the resolution of the BIF and SAIF issues have been held and future hearings are scheduled. The outcome of such hearings and the impact on deposit insurance premiums assessed by the BIF and SAIF, the potential assessment of a one-time charge on SAIF-insured deposits, as well as the likelihood of the merger of the BIF and SAIF cannot be determined at this time.

  ACQUISITION CHARGE. On or about December 31, 1995, the Company will consummate its earlier-announced acquisition of CF (see "Pending Acquisitions" located on
page 4).   Incident to such acquisition, the Company will record an acquisition charge (currently estimated to be in the range of $3,700 to $4,200.) The actual acquisition charge will be determined and recorded in the quarter in which the acquisition is consummated. Information with respect to the financial condition and results of operations for CF, including proforma financial statements of the Company reflecting such acquisition, is located beginning on page 9 of this Prospectus under the section entitled "Recent Developments".

  ANTI-TAKEOVER PROVISIONS. The Company has taken a number of actions which could have the effect of discouraging a takeover attempt that might be beneficial to stockholders who wish to receive a premium for their shares from a potential bidder. The Company has adopted a stockholder rights plan which would cause substantial dilution to a person who attempts to acquire the Company on terms not approved by the Company's Board of Directors. The stockholder rights plan may therefore have the effect of delaying or preventing any change in control and deterring any prospective acquisition of the Company. The Company's Certificate of Incorporation and By-laws also contain provisions which may have the effect of delaying or preventing a change in control. The provisions include: (i) the classification of the Board of Directors; (ii) the restriction that directors can only be removed for cause and only by a majority of the directors or by the vote of 67% of the voting securities of the Company; (iii) the authority of the Board of Directors to issue series of preferred stock with such voting rights and other provisions as the Board of Directors may determine; and (iv) a super-majority voting requirement to amend provisions of the Certificate of Incorporation and By-laws relating to the classification of the Board and removal of directors. In addition, Section 203 of the Delaware General Corporation Law may have the effect of discouraging takeover attempts directed at the Company. Furthermore, employment agreements with certain senior executives of the Company provide for severance pay in the event of a "Change of Control" of the Company as such term is defined in such agreements.

                                USE OF PROCEEDS

The Company expects to receive approximately $3,339,700 from the sale of 125,000 shares of Common Stock in this Offering, after deducting estimated expenses. It is anticipated that the Company will use the net proceeds, including interest thereon, for general corporate purposes, including working capital and possible future acquisitions. Pending such use the net proceeds will be invested in short term discretionary investments. The Company presently has no agreements, commitments, understandings or arrangements for the use of the proceeds for acquisition purposes.

                          PRICE RANGE OF COMMON STOCK

The Company's Common Stock is quoted on the NASDAQ National Market System under the symbol "FMBI". The following table sets forth the high and low sales prices per share of the Common Stock as reported on the NASDAQ National Market System for the periods indicated:

                                             HIGH      LOW
                                            -------  -------
1993:
   First Quarter..........................  $23 1/4  $19 1/4
   Second Quarter.........................       25   21 3/4
   Third Quarter..........................   28 1/4   22 7/8
   Fourth Quarter.........................       28   24 3/4
1994:
   First Quarter..........................  $26 1/2  $24 3/4
   Second Quarter.........................   28 3/4   24 1/2
   Third Quarter..........................   28 1/2   24 3/4
   Fourth Quarter.........................   28 1/2       22
1995:
   First Quarter..........................  $25 1/2  $23 1/4
   Second Quarter.........................   24 3/4   23 1/2
   Third Quarter (through July 27, 1995)..   27 1/4   24 1/4
                                            =======  =======

As of July 12, 1995 there were 2,667 stockholders of record of the Common Stock. On July 27, 1995, the last reported sales price for the Common Stock on the NASDAQ National Market System was $27 per share.

                                DIVIDEND POLICY

The Company believes that is has a responsibility to reward its stockholders with a meaningful current return on their investment and, as part of the Company's dividend policy, the Board of Directors reviews the Company's dividend payout ratio periodically to ensure that it is consistent with internal capital guidelines and industry standards. As a result of improved performance from operations, the Company's Board of Directors has increased the quarterly dividend in each of the last three years as follows:

                     Dividends        Annual         % Increase
                      Paid in          Rate        over Prior Year
                     ---------        -------      ---------------
                        1995           $ .76              12%
                        1994           $ .68              13%
                        1993           $ .60              15%
                                       =====              ===

                        COMMON STOCK REPURCHASE PROGRAM

  On November 17, 1993 the Company's Board of Directors authorized the purchase of up to 600,000 shares of its common stock on the open market or in private transactions. Since such authorization, 172,563 treasury shares were purchased at an average cost of $26.23 per share. The purchases, in part, are being used to fund the exercise of stock options by employees and sales of treasury stock to employee benefit plans. The Company intends to continue to utilize the common stock repurchase program as needs and market conditions warrant.

                              RECENT DEVELOPMENTS

  PENDING ACQUISITIONS AND PROFORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION. Pursuant to the acquisition of CF, as discussed on page 4, the following unaudited proforma condensed consolidated financial statements of the Company have been presented. Such financial statements give effect to the sale of shares of common stock offered by the Company hereby and the proposed acquisition of all of the issued and outstanding capital stock of CF, which will be accounted for using the pooling of interests method of accounting. The number of shares of common stock of the Company reflected as being issued and the net proceeds to be realized from the offering as presented in the proforma financial statements assume the estimated net proceeds to the Company of approximately $26.72 per share after the deduction of estimated expenses.

  The following proforma condensed consolidated financial statements are not necessarily indicative of the financial position or the results of operations of the consolidated entities as they may be in the future or as they might have been had the offering and the acquisition been consummated as of the beginning of the period covered. All financial information is presented in thousands of dollars, except per share data.

FIRST MIDWEST BANCORP, INC.
CF BANCORP, INC.
PROFORMA CONDENSED STATEMENT OF CONDITION


                                                                     MARCH 31, 1995
                                                  ---------------------------------------------------
                                                       HISTORICAL
                                                  --------------------   PROFORMA          PROFORMA
                                                   COMPANY       CF     ADJUSTMENTS      CONSOLIDATED
                                                  ----------  --------  -----------      ------------
ASSETS
Cash and due from banks.........................  $  114,118  $  4,334    $ 3,340 /(1)/   $  117,592
                                                                           (4,200)/(2)/
Funds sold and other short-term investments.....      13,296     2,065       ---              15,361
Securities available for sale...................     709,470     3,166       ---             712,636
Securities held to maturity.....................     138,474    94,917       ---             233,391

Loans...........................................   1,816,532   117,794       ---           1,934,326
Reserve for loan losses.........................     (24,208)   (1,062)      ---             (25,270)
                                                  ----------  --------    -------         ----------
  Net Loans.....................................   1,792,324   116,732       ---           1,909,056
                                                  ----------  --------    -------         ----------

Premises, furniture and equipment...............      41,503     1,753       ---              43,256
Accrued interest receivable and other assets....      74,630     3,070       ---              77,700
                                                  ----------  --------    -------         ----------
  Total Assets..................................  $2,883,815  $226,037    $  (860)        $3,108,992
                                                  ==========  ========    =======         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits........................................  $1,979,294  $136,941    $  ---          $2,116,235
Short-term borrowings...........................     672,237    63,135       ---             735,372
Accrued interest payable and other liabilities..      31,790     3,209     (1,638)/(2)/       33,361
                                                  ----------  --------    -------         ----------
  Total liabilities.............................   2,683,321   203,285     (1,638)         2,884,968
                                                  ----------  --------    -------         ----------

Stockholders' equity............................     211,139    22,660      3,340 /(1)/      234,577
                                                                           (2,562)/(2)/
Unrealized net appreciation (depreciation) on
  securities available for sale /(3)/...........     (10,645)       92       ---             (10,553)
                                                  ----------  --------    -------         ----------
  Total Stockholders' Equity....................     200,494    22,752        778            224,024
                                                  ----------  --------    -------         ----------

  Total Liabilities and Stockholders' Equity....  $2,883,815   $226,037   $  (860)        $3,108,992
                                                  ==========   ========   =======         ==========
---------------

/(1)/ Reflects the net proceeds of the Common Stock being issued by the Company hereby assuming 125,000 shares are issued at $27.00 per share, net of expenses incurred.

/(2)/ Reflects the maximum estimated acquisition charge ($4,200) and related tax benefit ($1,638) to be recorded incident to the Company's pending acquisition of CF. Such estimated charge includes severance and related personnel exit costs, contract termination fees, legal and accountants fees and other costs necessary to consummate the acquisition.

/(3)/ Represents the difference, after tax, between the amortized cost and market value of securities available for sale.

FIRST MIDWEST BANCORP, INC.
CF BANCORP, INC.
PROFORMA CONDENSED STATEMENTS OF INCOME

                                                  QUARTER ENDED MARCH 31, 1995
                                       --------------------------------------------------
                                       HISTORICAL
                                       -----------            PROFORMA         PROFORMA
                                         COMPANY      CF    ADJUSTMENTS      CONSOLIDATED
                                       -----------  ------  -------------    ------------
INTEREST INCOME
Interest and fees on loans...........  $    39,743  $2,525     $  ---         $    42,268
Interest on securities...............       14,060   1,577        ---              15,637
Interest on funds sold and
  other short-term investments.......          269      81        ---                 350
                                       -----------  ------     -------        -----------
  Total interest income..............       54,072   4,183        ---              58,255
                                       -----------  ------     -------        -----------

INTEREST EXPENSE
Interest on deposits.................       16,025   1,560        ---              17,585
Interest on short-term borrowings....       10,515     930         (57)/(1)/       11,388
                                       -----------  ------     -------        -----------
  Total interest expense.............       26,540   2,490         (57)            28,973
                                       -----------  ------     -------        -----------
  Net interest income................       27,532   1,693          57             29,282

Provision for Loan Losses............        1,632      16        ---               1,648
                                       -----------  ------     -------        -----------
  Net interest income after
    provision for loan losses........       25,900   1,677          57             27,634
                                       -----------  ------     -------        -----------

NONINTEREST INCOME...................        5,934     289        ---               6,223

SECURITIES TRANSACTIONS, NET.........            5     179        ---                 184

NONINTEREST EXPENSE..................       22,546   1,080        ---              23,626
                                       -----------  ------     -------        -----------

  Income before income tax expense...        9,293   1,065          57             10,415
INCOME TAX EXPENSE...................        3,314     336          22 /(1)/        3,672
                                       -----------  ------     -------        -----------

  NET INCOME.........................  $     5,979  $  729     $    35        $     6,743
                                       ===========  ======     =======        ===========
  NET INCOME PER SHARE...............  $      0.49                            $      0.49
                                       ===========                            ===========
  AVERAGE SHARES OUTSTANDING.........   12,202,100                             13,659,422
                                       ===========                            ===========


                                                  QUARTER ENDED MARCH 31, 1994
                                       --------------------------------------------------
                                        HISTORICAL
                                       -------------------   PROFORMA          PROFORMA
                                         COMPANY      CF    ADJUSTMENTS      CONSOLIDATED
                                       -----------  ------  -----------      ------------
INTEREST INCOME
Interest and fees on loans...........  $    31,947  $2,311     $  ---         $    34,258
Interest on securities...............       10,927     840        ---              11,767
Interest on funds sold and
  other short-term investments.......           43     105        ---                 148
                                       -----------  ------     -------        -----------
  Total interest income..............       42,917   3,256        ---              46,173
                                       -----------  ------     -------        -----------

INTEREST EXPENSE
Interest on deposits.................       12,676   1,252        ---              13,928
Interest on short-term borrowings....        4,370     330         (30)/(1)/        4,670
                                       -----------  ------     -------        -----------
  Total interest expense.............       17,046   1,582         (30)            18,598
                                       -----------  ------     -------        -----------
  Net interest income................       25,871   1,674          30             27,575

Provision for Loan Losses............        1,512       4        ---               1,516
                                       -----------  ------     -------        -----------
  Net interest income after provision
    for loan losses..................       24,359   1,670          30             26,059
                                       -----------  ------     -------        -----------

NONINTEREST INCOME...................        6,234     344        ---               6,578

SECURITIES TRANSACTIONS, NET.........        1,280     176        ---               1,456

NONINTEREST EXPENSE..................       22,947   1,048        ---              23,995
                                       -----------  ------     -------        -----------

  Income before income tax expense...        8,926   1,142          30             10,098
INCOME TAX EXPENSE...................        3,411     422          12 /(1)/        3,845
                                       -----------  ------     -------        -----------

  NET INCOME.........................  $     5,515  $  720     $    18        $     6,253
                                       ===========  ======     =======        ===========
  NET INCOME PER SHARE...............  $      0.45                            $      0.46
                                       ===========                            ===========
  AVERAGE SHARES OUTSTANDING.........   12,195,341                             13,652,663
                                       ===========                            ===========

/(1)/ Represents estimated interest expense reduction and related tax expense incurred assuming deployment of the net proceeds of 125,000 shares of Common Stock being issued by the Company; such interest on proceeds was calculated based upon interest and tax rates in effect for each period presented.

FIRST MIDWEST BANCORP, INC.
CF BANCORP, INC.
PROFORMA CONDENSED STATEMENTS OF INCOME

                                                                  YEAR ENDED DECEMBER 31, 1994
                                                -----------------------------------------------------------------
                                                        HISTORICAL
                                                ---------------------------        PROFORMA            PROFORMA
                                                  COMPANY             CF         ADJUSTMENTS         CONSOLIDATED
                                                -----------      ----------      -----------         ------------
INTEREST INCOME
Interest and fees on loans.................     $   140,765       $ 9,541           $ ---            $   150,306
Interest on securities.....................          47,996         4,982             ---                 52,978
Interest on funds sold and
  other short-term investments.............           1,717           358             ---                  2,075
                                                -----------       -------           -----            -----------
  Total interest income....................         190,478        14,881             ---                205,359
                                                -----------       -------           -----            -----------
INTEREST EXPENSE
Interest on deposits.......................          56,230         5,311             ---                 61,541
Interest on short-term borrowings..........          26,611         2,640            (152)/(1)/           29,099
                                                -----------       -------           -----            -----------
  Total interest expense...................          82,841         7,951            (152)                90,640
                                                -----------       -------           -----            -----------
  Net interest income......................         107,637         6,930             152                114,719
PROVISION FOR LOAN LOSSES..................           8,486            57             ---                  8,543
                                                -----------       -------           -----            -----------
  Net interest income after provision
    for loan losses........................          99,151         6,873             152                106,176
                                                -----------       -------           -----            -----------
NONINTEREST INCOME.........................          25,167         1,334             ---                 26,501
SECURITIES TRANSACTIONS, NET...............           1,260           439             ---                  1,699
NONINTEREST EXPENSE........................          93,432         4,275             ---                 97,707
                                                -----------       -------           -----            -----------
  Income before income tax expense.........          32,146         4,371             152                 36,669
INCOME TAX EXPENSE.........................          11,778         1,581              59 /(1)/           13,418
                                                -----------       -------           -----            -----------
  NET INCOME...............................     $    20,368       $ 2,790           $  93            $    23,251
                                                ===========       =======           =====            ===========
  NET INCOME PER SHARE.....................     $      1.67                                          $      1.71
                                                ===========                                          ===========
  AVERAGE SHARES OUTSTANDING...............      12,160,831                                           13,618,153
                                                ===========                                          ===========

                                                                  YEAR ENDED DECEMBER 31, 1993
                                                -----------------------------------------------------------------
                                                        HISTORICAL
                                                ---------------------------        PROFORMA            PROFORMA
                                                  COMPANY             CF         ADJUSTMENTS         CONSOLIDATED
                                                -----------      ----------      -----------         ------------
INTEREST INCOME
Interest and fees on loans.................     $   128,696       $ 9,943           $ ---            $   138,639
Interest on securities.....................          40,427         3,727             ---                 44,154
Interest on funds sold and
  other short-term investments.............             802           357             ---                  1,159
                                                -----------       -------           -----            -----------
  Total interest income....................         169,925        14,027             ---                183,952
                                                -----------       -------           -----            -----------
INTEREST EXPENSE
Interest on deposits.......................          55,491         5,266             ---                 60,757
Interest on short-term borrowings..........          10,742         1,675            (108)/(1)/           12,309
                                                -----------       -------           -----            -----------
  Total interest expense...................          66,233         6,941            (108)                73,066
                                                -----------       -------           -----            -----------
  Net interest income......................         103,692         7,086             108                110,886
Provision for Loan Losses..................          11,432            65             ---                 11,497
                                                -----------       -------           -----            -----------
  Net interest income after provision
    for loan losses........................          92,260         7,021             108                 99,389
                                                -----------       -------           -----            -----------
NONINTEREST INCOME.........................          27,937         1,666             ---                 29,603
SECURITIES TRANSACTIONS, NET...............           1,227            88             ---                  1,315
NONINTEREST EXPENSE........................          90,032         4,006             ---                 94,038
                                                -----------       -------           -----            -----------
  Income before income tax expense.........          31,392         4,769             108                 36,269
INCOME TAX EXPENSE.........................          10,608         1,760              42 /(1)/           12,410
                                                -----------       -------           -----            -----------
  Net income before cumulative adjustments.          20,784         3,009              66                 23,859
  CUMULATIVE ADJUSTMENT FOR CHANGE
    IN ACCOUNTING PRINCIPLES...............             ---           435             ---                    435
                                                -----------       -------           -----            -----------
  NET INCOME...............................     $    20,784       $ 3,444         $    66            $    24,294
                                                ===========       =======           =====            ===========
  NET INCOME PER SHARE.....................     $      1.68                                          $      1.76
                                                ===========                                          ===========
  AVERAGE SHARES OUTSTANDING...............      12,369,326                                           13,826,648
                                                ===========                                          ===========

/(1)/ Represents estimated interest expense reduction and related tax expense incurred assuming deployment of the net proceeds of 125,000 shares of Common Stock being issued by the Company; such interest on proceeds was calculated based upon interest and tax rates in effect for each period presented.

FIRST MIDWEST BANCORP, INC.
CF BANCORP, INC.
PROFORMA CONDENSED STATEMENT OF INCOME

                                                                            YEAR ENDED DECEMBER 31, 1992
                                                ---------------------------------------------------------------------------
                                                          HISTORICAL
                                                -------------------------------          PROFORMA           PROFORMA
                                                  COMPANY               CF             ADJUSTMENTS        CONSOLIDATED
                                                -----------        ------------        -----------        ------------
INTEREST INCOME
Interest and fees on loans................      $   130,379             $10,292              $ ---         $   140,671
Interest on securities....................           42,671               2,075                ---              44,746
Interest on funds sold and
  other short-term investments............            1,172                 354                ---               1,526
                                                -----------             -------              -----         -----------
  Total interest income...................          174,222              12,721                ---             186,943
                                                -----------             -------              -----         -----------
INTEREST EXPENSE
Interest on deposits......................           70,505               6,505                ---              77,010
Interest on short-term borrowings.........            7,122                 115               (123)/(1)/         7,114
                                                -----------             -------              -----         -----------
  Total interest expense..................           77,627               6,620               (123)             84,124
                                                -----------             -------              -----         -----------
  Net interest income.....................           96,595               6,101                123             102,819
Provision for Loan Losses.................           15,452                 156                ---              15,608
                                                -----------             -------              -----         -----------
  Net interest income after provision
     for loan losses......................           81,143               5,945                123              87,211
                                                -----------             -------              -----         -----------
NONINTEREST INCOME........................           25,449               1,416                ---              26,865

SECURITIES TRANSACTIONS, NET..............            5,431                 179                ---               5,610

NONINTEREST EXPENSE.......................           86,562               4,259                ---              90,821
                                                -----------             -------              -----         -----------
  Income before income tax expense........           25,461               3,281                123              28,865
INCOME TAX EXPENSE........................            7,553               1,287                 47 /(1)/         8,887
                                                -----------             -------              -----         -----------
  NET INCOME..............................      $    17,908             $ 1,994              $  76         $    19,978
                                                ===========             =======              =====         ===========
  NET INCOME PER SHARE....................      $      1.43                                                $      1.43
                                                ===========                                                ===========
  AVERAGE SHARES OUTSTANDING..............       12,486,228                                                 13,943,550
                                                ===========                                                ===========

/(1)/ Represents estimated interest expense reduction and related tax expense incurred assuming deployment of the net proceeds of 125,000 shares of Common Stock being issued by the Company; such proceeds were assumed to be subject to interest and tax rates in effect for each period presented.

                             PLAN OF DISTRIBUTION

     The Company intends to offer and sell the Common Stock through one or more licensed broker/dealers to institutional and accredited investors. The Company intends to sell a minimum of 75,000 shares and may sell up to the maximum of 125,000 shares. Once the minimum number of shares are sold, the Company may elect to discontinue the offering.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hinshaw & Culbertson, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1994 and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph describing the Company's change in the method of accounting for investments at December 31, 1993 to adopt the provisions of Financial Accounting Standards Board Statement No. 115 and the change in the method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board Statement No. 109.

     The consolidated financial statements of CF as of June 30, 1994 and for each of the years in the three-year period ended June 30, 1994 have been incorporated by reference herein in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, which report is incorporated by reference herein upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the"Commission") (File Number 0-10967). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at the following locations; Seven World Trade Center, Suite 1300, New York, New York, 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended, (the "Securities Act"). This prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company. Any statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have heretofore been filed by the Company or CF with the Commission are incorporated by reference in this Prospectus.

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     3. The Company's Current Report on Form 8-K dated June 1, 1995.

     4. The description of the Common Stock, no par value, and Preferred Stock purchase rights associated with the Common Stock of the Company, no par value, as contained in the Company's Registration Statement on Form 8-A, dated February 17, 1989, as amended by subsequently filed reports on Form 10-K.

     5. CF's Annual Report on Form 10-KSB for the fiscal year ended June 30,
        1994.

     6. CF's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995.

     7. CF's Current Reports on Form 8-K dated April 7, 1995 and June 5, 1995.

     All documents filed by the Company and CF with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     This Prospectus incorporates documents by references which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, without charge, directed to First Midwest Bancorp, Inc. at its principal executive offices, 300 Park Boulevard, Suite 405, Itasca, Illinois 60143-0459, Attention Corporate Communications Director (708) 875-7450.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses in connection with the issuance and distribution of the Common Stock are as follows:

     Registration fee - Securities and Exchange Commission     $ 1,165
     Printing of Registration Statement and Prospectus           2,500
     Attorneys' fees and expenses                                5,000
     Accountants' fees and expenses                             10,000
     Miscellaneous                                              16,635
                                                               -------
        Total                                                  $35,300
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise.

     The Company's Amended and Restated By-laws provide for indemnification of the Company's directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law.

     The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Amended By-Laws. These agreements, among other things, will indemnify the Company's directors and executive officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursement, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third party) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     The Company's Certificate of Incorporation is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which generally permits a company to include a provision limiting the personal liability of a director in the company's certificate of incorporation. With limitations, this provision eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of duty of loyalty to the Company and its stockholders; (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law ("Section 174"). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

     The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS.

See Exhibit Index on Page II-5.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, this 1st day of August, 1995.


                                    FIRST MIDWEST BANCORP, INC.



                                    By:  ROBERT P. O'MEARA
                                         -------------------------------------
                                         Robert P. O'Meara
                                         President and Chief Executive Officer



                               POWER OF ATTORNEY

     The undersigned officers and directors of First Midwest Bancorp, Inc., do hereby constitute and appoint Robert P. O'Meara and Donald J. Swistowicz, and either one of them, as their attorneys-in-fact with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to the Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 1, 1995 by the following persons in the capacities indicated.

                 Signature                         Capacity
                 ---------                         --------


     CLARENCE D. OBERWORTMANN           Chairman of the Board of Directors
--------------------------------
     Clarence D. Oberwortmann


     ANDREW B. BARBER                   Vice Chairman of the Board of Directors
--------------------------------
     Andrew B. Barber


     ROBERT P. O'MEARA                  President, Principal Executive Officer
--------------------------------          and Director
     Robert P. O'Meara


                                        Executive Vice President, Principal
--------------------------------          Operating Officer and Director
     John M. O'Meara


     DONALD J. SWISTOWICZ               Executive Vice President, Principal
--------------------------------          Financial and Accounting Officer
     Donald J. Swistowicz


                                        Director
--------------------------------
     Bruce S. Chelberg

                                        Director
--------------------------------
     O. Ralph Edwards


     JOSEPH W. ENGLAND                  Director
--------------------------------
     Joseph W. England


     THOMAS M. GARVIN                   Director
--------------------------------
     Thomas M. Garvin


     ALAN M. HALLENE                    Director
--------------------------------
    Alan M. Hallene


  SISTER NORMA JANSSEN, O.S.F.          Director
--------------------------------
  Sister Norma Janssen, O.S.F.


     ROBERT E. JOYCE                    Director
--------------------------------
     Robert E. Joyce


     FRANK J. TURK, SR.                 Director
--------------------------------
     Frank J. Turk, Sr.


   J. STEPHEN VANDERWOUDE               Director
--------------------------------
   J. Stephen Vanderwoude

                                 EXHIBIT INDEX



                                                                   Sequential
Exhibits                          Description                       Page No.
--------      --------------------------------------------------   ----------
  4           Form of Company's Common Stock Certificate                21

  5           Opinion of Hinshaw & Culbertson regarding legality        23

  23.1        Consent of KPMG Peat Marwick LLP                          24

  23.2        Consent of Hinshaw & Culbertson (included
              in Exhibit 5)                                             23

  23.3        Consent of McGladrey & Pullen, LLP                        25

  24          Power of Attorney (contained on the signature
              page hereto)                                              17

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is current as of any time subsequent to the date hereof.

                             --------------------

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Prospectus Summary .................................................    3
Investment Considerations ..........................................    6
Use of Proceeds ....................................................    8
Price Range of Common stock ........................................    8
Dividend Policy ....................................................    8
Common Stock Repurchase Program ....................................    8
Recent Developments ................................................    9
Plan of Distribution ...............................................   13
Legal Matters ......................................................   13
Experts ............................................................   13
Available Information ..............................................   13
Incorporation of Certain Documents by Reference ....................   13

================================================================================

================================================================================


                                125,000 Shares



                          FIRST MIDWEST BANCORP, INC.


                                 COMMON STOCK





                             --------------------

                                  PROSPECTUS

                             --------------------





                                AUGUST __, 1995





================================================================================
                                     II-6

                                      20